EXHIBIT 2.1

Agreement

This Agreement is entered into this 26 th day of October, 2009, by and between US Natural Nutrients and Minerals, Inc. (hereinafter referred to as USNNM) and M Strata, LLC, a Nevada limited liability company (hereinafter referred to as Owner) with reference to the following facts:

A.

USNNM is in the business of marketing and selling for human consumption, animal consumption and for agricultural purposes a Calcium Montmorillonite clay (Product).

B.

Owner owns certain mining claims and rights wherein a high quality, unique type of Product exists.

C.

USNNM wishes to purchase Product from Owner and Owner wishes to sell Product to USNNM on the terms and conditions and pursuant to the Agreements set forth hereinafter.

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1. Permission to Mine.   Owner hereby grants to USNNM permission and consent to mine the Product from various locations in Panaca, Nevada which are mining claims controlled by Owner.  Owner will provide access to all claims they hold and USNNM or its agents shall have the right to mine the Product and remove the Product from the mining claims so designated. USNNM has indicated it intends to enter into an agreement to mine the Product with JNH Mining, Inc. (hereinafter referred to as JNH).  Said agreement with JNH shall be approved by Owner but such approval shall not be unreasonably withheld or delayed.  USNNM shall be required to enter into an agreement with the company or agent it selects to mine the claims which shall provide that USNNM and its agent shall provide liability insurance, workers compensation insurance and automobile coverage and liability for all operations commenced on said mining claims of Owner and such coverage shall name Owner and others as an additional named insureds and provide for direct access to such coverage to the insurance company so providing coverage’s and certificates of insurance.  In that regard, USNNM and its agent shall hold harmless and indemnify to the fullest extent permitted by law Owner from all claims, causes of action, lawsuits, losses, damages, injuries of any kind or nature, arising out of the activity of mining the mining claims of Owner including all legal fees and costs incurred by Owner in connection with any such claims.  Owner shall be entitled to hire legal counsel of its choice to defend it from any and all of the aforesaid claims, causes of action, losses, lawsuits, or otherwise at the cost and expense of USNNM.

2. Exclusive Right to Mine and Purchase Product.  Owner hereby grants to USNNM the exclusive right to mine and purchase Product from Owner.  Owner agrees it will not sell Product or permit any other person or entity to purchase Product or mine on the claims controlled by Owner other than USNNM on condition that USNNM purchases and makes payment to Owner as detailed in the following Schedule:

Schedule for Yearly Minimums

(Purchase Minimums)

Date

      Amount of Minimum Purchase

11/24/2009 to 03/31/2010

 150 Tons

04/1/2010 to 03/31/2011

          1.500 Tons

04/1/2011 to 03/31/2012

          7,500 Tons

04/1/2012 to 03/31.2013

        24,000 Tons

04/1/2013 and thereafter

        40,000 Tons

In the event USNNM fails to adhere to the Purchase Minimums for a period of one year then such Exclusive Right shall terminate and Owner shall be entitled to either (i). terminate this contract and cause USNNM to terminate all mining operations on Owner’s claims or (ii). sell Product to other purchasers in addition to USNNM.  USNNM may cure any default in the Purchase Minimum by paying for the difference between the amount actually purchased in any one year which was less than the minimum as provided herein and the amount actually ordered and paid for.   For example:  in the event USNNM purchases and pays for 500 tons in one year and which is less than the Purchase Minimum for that year, if it desired to maintain its exclusivity, then it would have to pay for the difference at the price agreed to herein to maintain said Purchase Minimum.  Such payment would have to be paid on or prior to the tenth day of the next succeeding month after the ending month of the year where the Purchase Minimum was not attained.  Notwithstanding the foregoing, nothing in this agreement confers on USNNM or its agents any rights of ownership in any mining claims owned or controlled by Owner now or in the future.

3. Payment for Product   During the term of the Agreement, USNNM shall pay to Owner at a place as directed by Owner, monthly or upon receipt of an invoice if such invoice is prior to the end of the month, the full purchase price of all Product sold by Owner to USNNM except for product being shipped to those off mine Way Stations that have previously been identified in writing to Owner, and agreed to by Owner, as approved Way Stations. USNNM shall provide to Owner copies of all invoices, statements and sales receipts generated by USNNM in connection with all sales of Product by USNNM to any person or entity and for any reason or purpose including product used for promotional purposes by USNNM.  USNNM with make payment on Product previously delivered to the approved Way Stations to Owner within 3 days of the date the product has been paid for and allowed to leave the remote Way Stations.  JNH shall maintain accurate records at the sites of the exact amounts of all Products delivered to remote Way Stations, customers or buyers of Product from USNNM including dates and times delivered, amounts and scale weights records, and the name of the Way Station or customer or buyer of Product to whom Product was delivered. The records of such sales and deliveries as aforesaid shall be faxed daily to Owner to the place designated by

Owner.  USNNM shall pay for said Product monthly or sooner and payment shall be accompanied by a recap of sales which shall be consistent with the daily faxed information required to be faxed daily as aforesaid and by a statement of an officer of USNNM that said information regarding calculating the payment is true and correct.

4. Price of Product.  USNNM shall pay to Owner the sum of twenty-four dollars ($24) per ton (Base Price) for each ton sold or removed from Owners claim whether or not such Product is sold or given away as complementary to customers of Owner.  For example:  if USNNM sold or removed 5500 tons of Product in any month then USNNM would be required to pay Owner, as set forth herein, 5500 x Base Price of $24 per ton = $132,000.  The Base Price of $24 per ton for the Product shall be adjusted by a Cost of Living Adjustment which shall be calculated as follows:  the Base Price as set forth in this paragraph shall be increased if the Consumer Price Index U.S. City Average All Urban Consumers (Index) as published by the United States Department of Labor Statistics for the Los Angeles/Riverside/Orange County, increases over the base period index.  The base period Index shall be compared with the Index  for  the same calendar month for each subsequent year (comparison month).  If the Index for any comparison month is higher than the base period Index, then the minimum Base Price for the next year shall be increased by the identical percentage commencing with the next consecutive commencement month.  In no event shall the minimum Base Price be less than $24 in the first year or less than any subsequent Base Price adjusted as provided here.   (By way of illustration only), if USNNM commenced operations in July of 2009, then the base period index  is that for July, 2009 (assume 176.3) and that Index  shall be compared to the Index  for  July, 2010 (assume 185.8), and because the Index  for July, 2010 is 5.39% higher, the Base Price for the period  commencing August 1, 2010 through July, 2011, shall be 5.39% higher; likewise the Index for July, 2011 shall be compared with the Index  for July, 2012.  For purposes of calculating increases, the base period Index shall be the prior years Base Price so computed and adjusted as provided herein.  Should the Bureau discontinue the publication of the above Index, or publish same or less frequently, or alter same in some other manner. then Owner shall adopt a substitute index or substitute procedure which reasonably reflects and monitors consumer prices.  For example if the Base Price is $24 then the computation would be as follows for the CPI adjustment: $24 x .0539 = new Base Price of $25.29.  If the next year the CPI adjustment was .025 then the computation to compute the new Base Price for the ensuing year would be $25.29 x .025 = $25.92. In addition, the Base Price of Product shall be also increased from time to time by an amount equal to 5% of the price increase charged by USNNM to its customers for bulk sales of Product at such time as prices are increased by USNNM.  For example, if USNNM was charging its customers $200 per ton in bulk and it raised its prices to $250 in bulk then there would be a $50 increase.  For example if the Base Price of Product after computing the new Base Price for any increase in CPI as provided herein, the Base Price after such CPI adjustment would then be adjust or would be increased as follows:  Base Price is $25.29 + 5% of $50 = $2.50 per ton.  New Base Price would be $27.29 per ton of Product.

5. Term.  This Agreement shall be for an initial term of five years.  The initial term of this Agreement shall be automatically extended for consecutive one year terms.  This

Agreement may be terminated by Owner in the event of any act of fraud, gross negligence or willful misconduct by USNNM or its agents or employees or for the failure of USNNM to pay all amounts due to Owner for Product sold by USNNM or Product removed from the mining site other than sites identified per section 3. Fraud shall be defined as USNNM intentionally failing to pay owner for Product that it knows has been removed from the site.

6. Assignment of Agreement and Rights Therein.   This Agreement, and the rights and obligations hereunder, shall not be sold, transferred or assigned without the Owner’s consent which may be withheld in the Owner’s sole and absolute discretion which may be reasonable or unreasonable, and which may be withheld by Owner for any reason and for no reason.

7. Notices. Except as otherwise expressly provided herein or by law, any notice or consent or request required or permitted by this Agreement shall be in writing and shall be deemed properly given, served or delivered when it is mailed by U.S. mail addressed to either party or any party at the addressed last provided by such party to be served and as provided by written notice hereafter.

8. Entire Agreement.  This Agreement constitutes the entire Agreement between the parties, supersedes all prior negotiations covering its subject matter which preceded or accompanied its execution.  Any promises, representations, statements inducements, terms, or conditions, made to either party by the other party are of no force or effect unless expressly set forth herein.  Except that that certain Confidentiality and Non-Disclosure Agreement dated May 21, 2009 executed by Jeff Hayden in favor of USNNM and its covenants and agreements set forth therein shall not be terminated.

9. Attorneys Fees.  In the event either party shall bring any action against the other party to enforce any provision of this Agreement, then the prevailing party shall be awarded all costs and attorneys fees in connection with such action.

10. Indemnification.  USNNM shall indemnify and hold harmless Owner and all of the persons provided to USNNM on list as provided by Owner as set forth in paragraph 1 hereof, from any and all claims, causes of action, losses, lawsuits, damages arising out of or in any way related to the operation of its business activities and mining on the mining claims of Owner including without limitation any and all legal fees and costs incurred by Owner in connection with any claim, loss, damages, lawsuits or the like.  Owner shall have the right to employ attorneys as determined by Owner to represent Owner’s interests.

11. Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in Las Vegas, Nevada, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The internal laws of the State of Nevada shall be applied to all matters.

12. Covenant of Non-Competition.  As a material part of the consideration of Owner entering into this contract, USNNM covenants and agrees that in the event it, or any of its employees, locates any other areas containing Montmorillonite they shall immediately advise Owner of such existence and the exact location of same so that Owner shall be able to claim same for Owner and not for the benefit of USNNM. USNNM acknowledges and agrees that all locations of Montmorillonite shall belong to Owner and not to USNNM and USNNM shall immediately notify Owner of the existence of the Montmorillonite so that Owner may file a mining claim to same. In the event that USNNM or any of its employees records a mining claim for Montmorillonite in contravention of this Agreement, then such mining claim shall be for the benefit of Owner and the failure of USNNM or any of its employees to disclose that they have filed a mining claim on behalf of themselves or for the benefit of others or has provided such information to others so as to enable them to claim such montmorillonite as a separate mining claim shall be deemed an act of fraud pursuant to this Agreement and USNNM shall be liable to Owner and their heirs, successors and assigns for all damages caused thereby including punitive damages and the termination of this Agreement for fraud as provided herein.  Notwithstanding the foregoing, USNNM or its employees covenants and agrees that they will not obtain for themselves or any other person or entity any mining claim for montmorillonite within a 500 mile radius of Panaca, Nevada for a period of 30 years from the date of this Agreement.  The Agreements set forth in this paragraph 12 other than the covenant regarding mining claims set forth in the prior sentence shall remain in full force and effect for a period of 10 years after the expiration or sooner termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

Company

Owner

US Natural Nutrients and Minerals, Inc.

M Strata, LLC

/s/ James Harrison

/s/ Paul Hait

By__________________________                By___________________________

     James Harrison, CEO

Manager